Exhibit 3.1

RESOLVED that Article VIII, Section 1 of the Company's Bylaws be, and it hereby is, deleted in its entirety, and the following substituted therefore:

"The shares of the Company may be represented by certificates or uncertificated, as provided under the Delaware General Corporation Law. Every holder of stock represented by certificates and upon request every holder of uncertificated shares shall be entitled to have a certificate signed by, or in the name of the Company by, the Chairman of the Board, a Vice Chairman of the Board, a President, or a Vice President and the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary of the Company representing the number of shares registered in certificate form. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed, or whose facsimile signature has been placed upon, a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, the certificate may, nevertheless, be issued by the Company with the same effect as if such person were such officer, transfer agent or registrar at the date of issue."